Exhibit 3.2

AMENDED AND RESTATED BY-LAWS

OF

GANNETT MEDIA CORP.

Adopted November 19, 2019

ARTICLE I

STOCKHOLDERS

Section 1. Annual Meetings. The annual meetings of stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meeting the stockholders shall elect directors and transact such other business as may properly be brought before the meeting.

Section 2. Special Meetings. A special meeting of the stockholders may be called at any time by the holders of a majority of the outstanding shares or by the Board of Directors and shall be held on such day and at such hour as is fixed in the call of the meeting.

Section 3. Place of Meetings. Meetings of stockholders shall be held at the principal office of the Corporation or at such other place, within or without the State of Delaware, as may be fixed by the Board of Directors.

Section 4. Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date, and hour of the meeting and the purpose or purposes for which the meeting is called and shall indicate who called the meeting. A copy of the notice of any meeting shall be given, personally or by mail, not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at the meeting.

Section 5. Quorum. At each meeting of stockholders, the holders of a majority of the shares entitled to vote thereat, present in person or by proxy, shall constitute a quorum for the transaction of business.

Section 6. Voting. At each meeting of stockholders, every stockholder of record shall be entitled to cast one vote for every share of stock standing in her or his name on the books of the Corporation on the record date. All matters shall be determined by a majority of the votes cast, except that directors shall be elected by a plurality of the votes cast. Voting for directors shall not be by written ballot unless the stockholders at a meeting so determine.

Section 7. Action By Written Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE II

BOARD OF DIRECTORS

Section 1. General Power. The property, business and affairs of the Corporation shall be managed under the direction of its Board of Directors.

Section 2. Number. The Board of Directors shall consist of one or more members, the exact number to be fixed from time to time by the Board of Directors.

Section 3. Election and Term of Directors. Directors shall be elected at the annual meeting of stockholders and shall hold office until the next annual meeting and until their respective successors have been elected and qualified.

Section 4. Regular Meetings. As soon as practicable after each annual election of directors, the Board of Directors shall meet for the purposes of organization, the election of officers, and the transaction of other business. Other regular meetings of the Board shall be held at such places, dates, and hours as may be fixed from time to time by the Board of Directors. Notice of regular meetings need not be given.

Section 5. Special Meetings. A special meeting of the Board of Directors may be called by the Chairman of the Board of Directors, if there is one, the Chief Executive Officer, the Secretary or by any two directors, and shall be held at such time and place as are fixed in the call of the meeting. Notice of each special meeting shall be mailed to each director, addressed to the address last given by each director to the Secretary or, if none has been given, at the director’s residence or usual place of business, at least three days before the day on which the meeting is to be held, or shall be sent to the director by telegraph, cable, wireless, or similar means so addressed or shall be delivered personally or by telephone, at least twenty-four (24) hours before the time the meeting is to be held. Each notice shall state the time and place of the meeting but need not state the purposes thereof. Notices of any such meeting need not be given to any director if waived by him in writing or by telegraph, cable, wireless, or other form of recorded communication or if otherwise waived as provided by law.

Section 6. Quorum and Manner of Acting. At each meeting of the Board of Directors the presence of a majority of the total Board of Directors shall be required to constitute a quorum for the transaction of business, and the vote of a majority of the directors present at the time of the vote, if a quorum is present at the time, shall be the act of the Board. Members of the Board of Directors or any committee designated by the Board may participate in meetings by means of conference telephone or similar communications equipment.

Section 7. Action By Written Consent. Any action required or permitted to be taken by the Board of Directors or any committee of the Board may be taken without a meeting if all members of the Board or committee consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board.

Section 8. Executive and Other Committees of Directors. The Board of Directors may, by resolution passed by a majority of the whole Board, designate an Executive Committee and one or more other committees, each consisting of three or more directors of the Corporation and each having such power and authority as the Board of Directors may by resolution provide (except as limited by the laws of the State of Delaware). The Board of Directors may authorize any such committee to exercise all or some of the powers and authority of the Board of Directors in the management of the property, business and affairs of the Corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; provided, however, that no such committee shall have the power or authority in reference to:

(a)	Amending the Certificate of Incorporation,

(b)	Adopting an agreement of merger or consolidation,

(c)	Recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets,

(d)	Recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution,

(e)	Amending the By-Laws of the Corporation,

(f)	Declaring dividends, or

(g)	Authorizing the issuance of stock.

Subject to any requirements of law, each committee shall take action in accordance with such rules as are provided by resolution of the Board of Directors or as the committee members shall unanimously agree upon.

Section 9. Removal. Any director may be removed, at any time, with or without cause, by the affirmative vote of the holders of record of a majority of outstanding shares of stock entitled to vote at a meeting of stockholders, and any vacancy in the Board of Directors caused by any such removal may be filled by the stockholders at said meeting in which the vacancy is created or, if not so filled, by the Board of Directors.

ARTICLE III

OFFICERS

Section 1. General. The elected officers of the Corporation shall be a Chief Executive Officer and a Secretary. The Board of Directors, in its discretion, may also elect or appoint a Chairman of the Board (who must be a director), if any, one (1) or more Presidents, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Secretaries, a Treasurer, one (1) or more Assistant Treasurers, a Controller, one (1) or more Assistant Controllers, and such other officers and agents as may be deemed necessary or advisable from time to time all of whom shall also be officers of the Corporation. Two (2) or more offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these By-Laws.

Section 2. Election or Appointment. The Board of Directors at its annual meeting shall elect or appoint, as the case may be, the officers of the Corporation to fill the positions designated in or pursuant to Section 1 of this Article III. Officers of the Corporation may also be elected or appointed, as the case may be, at any other time.

Section 3. Term. Each officer of the Corporation shall hold such office for such term and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and each officer of the Corporation shall hold such office until such officer’s successor is duly elected or appointed and qualified or until such officer’s earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Any officer elected or appointed by the Board of Directors or the Executive Committee may be removed at any time by the affirmative vote of a majority of the whole Board of Directors. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board of Directors.

Section 4. Chairman of the Board. The Chairman of the Board, if any, shall preside when present at all meetings of the Board of Directors. The Chairman of the Board shall preside when present at all meetings of the stockholders of the Corporation unless the Chairman of the Board delegates such authority to another officer of the Corporation. The Chairman of the Board shall have authority to sign stock certificates. The Chairman of the Board shall advise and counsel the Chief Executive Officer and the other officers of the Corporation and shall exercise such powers and perform such duties as shall be assigned to or required of the Chairman of the Board from time to time by the Board of Directors or by these By-Laws.

Section 5. Chief Executive Officer. The Chief Executive Officer, if any, shall, subject to the control of the Board of Directors and if there be one, the Chairman of the Board, have general supervision of the affairs of the Corporation and general and active control of all its business. The Chief Executive Officer shall preside, in the absence of the Chairman of the Board, if any, at all meetings of stockholders. The Chief Executive Officer shall see that all orders and resolutions of the Board of Directors and the stockholders are carried into effect. The Chief Executive Officer shall have general authority to execute bonds, deeds and contracts in the name of the Corporation and affix the corporate seal thereto; to sign stock certificates; to cause the employment or appointment of such employees and agents of the Corporation as the proper conduct of operations may require, and to fix their compensation, subject to the provisions of these By-Laws; to remove or suspend any employee or agent who shall have been employed or appointed under the Chief Executive Officer’s authority or under authority of an officer subordinate to the Chief Executive Officer; to suspend for cause, pending final action by the authority which shall have elected or appointed the Chief Executive Officer, any officer subordinate to the Chief Executive Officer; and, in general, to exercise all the powers and authority usually appertaining to the chief executive officer of a corporation, except as otherwise provided in these By-Laws.

Section 6. President. The President (or in the event there be more than one President, the Presidents in the order designated, or in the absence of any designation, then in the order of their election) shall be the Chief Operating Officer or Officers of the Corporation, shall in the absence or disability of the Chief Executive Officer perform the duties and exercise the powers of the Chief Executive Officer and shall have, subject to review and approval of the Chief Executive Officer, if one is elected, responsibility for the general day-to-day operations of the Corporation’s properties and facilities and such other duties and responsibilities as (a) are customarily possessed by a chief operating officer of a corporation similar in size and line of business as the Corporation and (b) may be delegated to the President from time to time by the Board of Directors or the Chief Executive Officer of the Corporation or by these By-Laws.

Section 7. Vice Presidents. At the request of or in the absence of the President or in the event of the President’s inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated, or in the absence of any designation, then in the order of their election), if any, shall perform the duties of the President and, when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall perform such other duties and have such other powers as the Board of Directors or the President may from time to time prescribe.

Section 8. Assistant Vice Presidents. In the absence of a Vice President or in the event of the Vice President’s inability or refusal to act, the Assistant Vice President (or in the event there shall be more than one, the Assistant Vice Presidents in the order designated by the Board of Directors or in the absence of any designation, then in the order of their appointment), if any, shall perform the duties and exercise the powers of that Vice President, and shall perform such other duties and have such other powers as the Board of Directors, the President or the Vice President under whose supervision such Assistant Vice President is appointed may from time to time prescribe.

Section 9. Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the Corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the Executive Committee or other standing or special committees of the Board of Directors when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed from time to time by the Board of Directors, the Chairman of the Board, if there be one, or the Chief Executive Officer, under whose supervision the Secretary shall be. The Secretary shall have custody of the corporate seal of the Corporation, and the Secretary, or an Assistant Secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by such officer’s signature. The Secretary shall keep and account for all books, documents, papers, certificates and records of the Corporation required by law to be kept or filed, except those for which some other officer or agent is properly accountable. The Secretary shall have authority to sign stock certificates and shall generally perform all the duties usually appertaining to the office of the secretary of a corporation.

Section 10. Assistant Secretaries. In the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, the Assistant Secretary (or, if there shall be more than one, the Assistant Secretaries in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their appointment), if any, shall perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer or the Secretary may from time to time prescribe.

Section 11. Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board of Directors, at its regular meetings or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond (which shall be renewed every six (6) years) in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of the Treasurer and for the restoration to the Corporation, in case of the Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the Treasurer’s possession or under the Treasurer’s control belonging to the Corporation. The Treasurer shall be under the supervision of the Vice President in charge of finance if one is so designated, and the Treasurer shall perform such other duties as may be prescribed by the Board of Directors, the Chief Executive Officer or any such Vice President in charge of finance.

Section 12. Assistant Treasurers. The Assistant Treasurer or Assistant Treasurers, if any, shall assist the Treasurer, and in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, the Assistant Treasurer (or in the event there shall be more than one, the Assistant Treasurers in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their appointment) shall perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer or the Treasurer may from time to time prescribe.

Section 13. Controller. The Controller, if one is appointed, shall have supervision of the accounting practices of the Corporation and shall prescribe the duties and powers of any other accounting personnel of the Corporation. The Controller shall cause to be maintained an adequate system of financial control through a program of budgets and interpretive reports. The Controller shall initiate and enforce measures and procedures whereby the business of the Corporation shall be conducted with the maximum efficiency and economy. If required, the Controller shall prepare a monthly report covering the operating results of the Corporation. The Controller shall be under the supervision of the Vice President in charge of finance, if one is so designated, and the Controller shall perform such other duties as may from time to time be prescribed by the Board of Directors, the Chief Executive Officer or any such Vice President in charge of finance.

Section 14. Assistant Controllers. The Assistant Controller or Assistant Controllers, if any, shall assist the Controller, and in the absence of the Controller or in the event of the Controller’s inability or refusal to act, the Assistant Controller (or, if there shall be more than one, the Assistant Controllers in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their appointment) shall perform the duties and exercise the powers of the Controller and perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer or the Controller may from time to time prescribe.

Section 15. Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE IV

GENERAL

Section 1. Seal. The seal of the Corporation shall be in the form of a circle and shall bear the name of the Corporation, the year of incorporation and any other matters deemed appropriate by the Board of Directors.

Section 2. Indemnification.

(a) To the full extent authorized or permitted by law, the Corporation shall indemnify any person (“Indemnified Person”) made, or threatened to be made, a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative, investigative or otherwise, other than an action by or in the right of the Corporation, by reason of the fact that he, his testator or intestate (“Responsible Person”), (A) is or was a director, officer, employee or agent of the Corporation, or (B) is serving or served, in any capacity, at the request of the Corporation, another corporation or any partnership, joint venture, trust, or other enterprise, against all judgments, fines, penalties, amounts paid in settlement (provided the Corporation shall have consented to such settlement, which consent shall not be unreasonably withheld by it) and reasonable expenses, including attorneys’ fees and costs of investigation, incurred by such Indemnified Person with respect to any such threatened, pending or completed action or proceeding, and any appeal therein, provided only that such Indemnified Person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful.

(b) To the full extent authorized or permitted by law, the Corporation shall indemnify any person (“Indemnified Person”) made, or threatened to be made, a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative, investigative or otherwise, by or in the right of the Corporation, by reason of the fact that he, his testator or intestate (“Responsible Person”), (A) is or was a director, officer, employee or agent of the Corporation, or (B) is serving or served, in any capacity, at the request of the Corporation, another corporation or any partnership, joint venture, trust, or other enterprise, against all amounts paid in settlement (provided the Corporation shall have consented to such settlement, which consent shall not be unreasonably withheld by it) and reasonable expenses, including attorneys’ fees and costs of investigation, incurred by such Indemnified Person with respect to any such threatened, pending or completed action or proceeding, and any appeal therein, provided only that such Indemnified Person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful.

(c) All expenses reasonably incurred by an Indemnified Person in connection with a threatened, pending or completed action or proceeding with respect to which such person is or may be entitled to indemnification under this Section shall be advanced or promptly reimbursed by the Corporation to him in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by him or on his behalf to repay the amount of such advances, if any, as to which he is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent such advances exceed the indemnification to which he is entitled. Such person shall, however, cooperate in good faith with any request by the Corporation that common counsel be used by parties to such action or proceeding who are similarly situated unless it would be inappropriate to do so because of actual or potential conflicts between the interests of such parties.

(d) Not later than thirty (30) days following final disposition of an action or proceeding with respect to which the Corporation has received written request by an Indemnified Person for indemnification pursuant to this Section, if such indemnification has not been ordered by a court, the Board of Directors shall meet and find whether the Responsible Person met the standard of conduct set forth in this Section, and, if it finds that he did, or to the extent it so finds, shall authorize such indemnification.

(e) Such standard shall be found to have been met unless (A) a judgment or other final adjudication adverse to the Indemnified Person establishes that (i) acts of the Responsible Person were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or (ii) the Responsible Person personally gained in fact a financial profit or other advantage to which he was not legally entitled; or (B) if the action or proceeding was disposed of other than by judgment or other final adjudication, the Board finds in good faith that, if it had been disposed of by judgment or other final adjudication, such judgment or other final adjudication would have been adverse to the Indemnified Person and would have established (i) or (ii) above.

(f) If indemnification is denied, in whole or part, because of such a finding by the Board in the absence of a judgment or other final adjudication, or because the Board believes the expenses for which indemnification is requested to be unreasonable, such action by the Board shall in no way affect the right of the Indemnified Person to make application therefor in any court having jurisdiction thereof, and in such action or proceeding the issue shall be whether the Responsible Person met the standard of conduct set forth in this Section, or whether the expenses were reasonable, as the case may be; not whether the finding of the Board with respect thereto was correct; and the determination of such issue shall not be affected by the Board’s finding. If the judgment or other final adjudication in such action or proceeding establishes that the Responsible Person met the standard or conduct set forth in this Section, or that the disallowed expenses were reasonable, or to the extent that it does, the Board shall then find such standard to have been met if it has not done so, and shall grant such indemnification, and shall also grant to the Indemnified Person indemnification of the expenses incurred by him in connection with the action or proceeding resulting in the judgment or other final adjudication that such standard of conduct was met, or if pursuant to such court determination such person is entitled to less than the full amount of indemnification denied by the Corporation, the portion of such expenses proportionate to the amount of such indemnification so awarded.

(g) A finding by the Board that the standard of conduct set forth in this Section has been met shall mean a finding (A) by a majority vote of the directors who are not parties to such action, suit or proceeding even though less than a quorum, or, (B) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (C) by the stockholders.

(h) This Section shall be deemed to constitute a contract between the Corporation and each person who serves as a Responsible Person at any time while this Section is in effect. No repeal or amendment of this Section, insofar as it reduces the extent of the indemnification of any person who could be a Responsible person, shall without his written consent be effective as to such person with respect to any event, act or omission occurring or allegedly occurring prior to (1) the date of such repeal or amendment if on that date he is not serving in any capacity for which he could be a Responsible Person, or (2) the later of the thirtieth (30th) day following delivery to him of such notice or the end of the term (for whatever reason) he is serving as director, officer, employee or agent of the Corporation or, at the request of the Corporation, another corporation or any partnership, joint venture, trust, or other enterprise on the date of such repeal or amendment, with respect to being a Responsible Person in that capacity. This Section shall be binding on any successor to the Corporation, including any corporation or other entity which acquires all or substantially all of the Corporation’s assets.

(i) The Corporation may, but need not, maintain insurance insuring the Corporation or Responsible Persons for liabilities against which they are entitled to indemnification under this Section or insuring Responsible Persons for liabilities against which they are not entitled to indemnification under this Section.

(j) The indemnification provided by this Section shall not be deemed exclusive of any other rights to which any person covered hereby may be entitled other than pursuant to this Section. The Corporation is authorized to enter into agreements with any such person or persons providing them rights to indemnification or advancement of expenses in addition to the provisions therefore in this Section to the full extent permitted by law.

Section 3. Fiscal Year. The fiscal year of the Corporation shall end at the close of business on the Sunday closest to December 31 of each calendar year.

ARTICLE V

AMENDMENTS

Section 1. By-Law Amendments. The By-Laws of the Corporation may be made, altered, or repealed by vote of the stockholders at any annual meeting or at any special meeting called for the purpose or, except as otherwise provided in these By-Laws or by law, by vote of a majority of the authorized number of directors at any regular or special meeting.